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                              VISX, INCORPORATED
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

FOR IMMEDIATE RELEASE


        VISX REMINDS STOCKHOLDERS TO VOTE FOR BOARD'S DIRECTOR NOMINEES


                   Annual Meeting To Be Held On May 23, 2003

SANTA CLARA, CALIFORNIA, (May 20, 2003) - With only days left before the company's Annual Meeting, VISX, INCORPORATED (NYSE: EYE) reminds all VISX stockholders to vote the GOLD proxy card today FOR the Board's director nominees and discard any proxy materials received from Mr. Icahn and his affiliates.

Liz Davila, chairman and chief executive officer of VISX, stated, "Our current Board and management team are committed to building value for all our stockholders. We are number one in our market, we continue to generate cash from operations, and we are focused on bringing our promising technologies to market. We urge our stockholders to re-elect VISX's director nominees and vote for an experienced board that considers the interests of all stockholders."

                          ISS Supports VISX Nominees

In recommending that VISX stockholders re-elect VISX's board nominees, Institutional Shareholder Services (ISS) - widely recognized as the nation's leading independent proxy advisory firm - stated in its May 13, 2003 report that:

         "...in the absence of compelling evidence to support Mr. Icahn's arguments, the addition to the board of his nominee Mr. Meister, who has limited finance experience (which includes two years as a junior analyst at Lazard Freres and short stints at Northstar Capital Partners and J Net Ventures) is not warranted."*

                                  Vote Today

VISX urges its stockholders to VOTE the GOLD proxy card today.

VISX STOCKHOLDERS WHO HAVE QUESTIONS ABOUT VOTING, QUESTIONS ABOUT CHANGING THEIR VOTE, OR NEED OTHER ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC., THE FIRM ASSISTING THE COMPANY IN THE SOLICITATION OF PROXIES, TOLL-FREE AT 1
(800) 322-2885 OR COLLECT AT 1 (212) 929-5500.

VISX is a worldwide market leader in the design, manufacture, and sale of laser vision correction systems. Ophthalmologists have performed over 5 million procedures using VISX Systems, reducing or eliminating completely the need for contacts or glasses. Additional information on VISX and VISX trained and certified ophthalmologists can be found on the worldwide web at www.VISX.com.


                                    (more)



_____________________

* Permission to use quotation neither sought nor obtained.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on current expectations, forecasts, and assumptions of VISX that involve risks and uncertainties. Forward-looking statements in this press release, including statements regarding our ability to continue to generate cash from operations and our focus on bringing our promising technologies to market, are based on information available to the Company as of the date hereof. The Company's actual results could differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with the Company's business, which include the fact that our expenses are relatively fixed in the short term and declines in revenue would have an impact on earnings per share and that market acceptance of our products are uncertain. Further information on risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission, including VISX's Form 10-Q for the quarter ended March 31, 2003. The Company assumes no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Following the last mailing to stockholders, Jackie Cossmon, director of investor relations at VISX, has become a participant in VISX's solicitation of proxies. VISX's principal executive offices are located at 3400 Central Expressway, Santa Clara, California 95051-0703.

Neither Ms. Cossmon nor any of her respective affiliates or associates, directly or indirectly beneficially owns any shares of VISX's common stock or any securities of any subsidiary of VISX. In the past two years, Ms. Cossmon has not engaged in any purchases or sales of VISX's securities. Ms. Cossmon is an employee-at-will of VISX, and she has not entered into any agreement or understanding with any person respecting any future employment by VISX or its affiliates or any future transactions to which VISX or any of its affiliates will or may be a party. Apart from certain option grants, there are no contracts, arrangements or understandings by Ms. Cossmon, or any of her affiliates or associates, within the past year with any person with respect to VISX's securities. Ms. Cossmon has 33,000 outstanding options.

Editor's Note:  VISX is a trademark of VISX, Incorporated

Contacts:

VISX
Jackie Cossmon
(408) 773-7600

Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449